Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and
Administration
(603) 880-9500

Robert Fusco
Investor Relations
(603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone 2nd Quarter Same-Store Sales Climb 13.3 Percent

Company Raises Earnings Guidance for Quarter

NASHUA, NH, August 3, 2004 – Brookstone, Inc. (Nasdaq: BKST), the product development and specialty retail company, today reported that second-quarter same-store sales climbed 13.3 percent, driven both by a robust Father’s Day performance and strong demand throughout the quarter.

Brookstone also announced that its strong sales would result in better-than-forecast earnings for the second quarter.

Total sales for the quarter ended August 1, 2004, climbed 22.2 percent to $98.3 million, compared to $80.5 million for the second quarter of last year. Sales in the Direct-to-Customer segment rose 16.6 percent to $16.3 million as compared to the same period in 2003.

For the first six months of 2004, total sales increased 24.3 percent to $175.8 million, compared to $141.4 million for the first six months of 2003. Same-store sales for the first six months of 2004 climbed 16.2 percent, while Direct-to-Customer sales grew by 16.5 percent to $28.1 million, compared to $24.1 million last year.

Based on these strong results, Brookstone has raised its earnings guidance for the second-quarter from a previously announced loss of $0.04 to $0.06 per diluted share to a loss of between $0.03 to $0.04 per diluted share, an improvement of up to 75 percent over last year’s second-quarter net loss of $0.12 per diluted share.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss over the first three quarters and makes its profit for the year in the fourth quarter.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony credited the Company’s strong second-quarter sales to continued customer demand for Brookstone products and a strong Father’s Day performance.

“We are very pleased with our second-quarter results, particularly given the variable retail landscape. Brookstone proved once again the preferred destination for Father’s Day shoppers, as consumers flocked to our assortment of innovative and unique products and our inviting store environment,” Mr. Anthony said. “More importantly, Brookstone recorded strong double-digit same-store sales in all three months of the quarter, driven in part by our airport stores, which continued to perform above the Company average.”

“We also believe that the increased circulation of the Brookstone catalog in the second quarter as compared to last year contributed to the success of all channels, including the retail stores.”

Mr. Anthony continued: “To date in 2004, we have opened seven new stores and remodeled one. For the year, we plan to open approximately 18-20 new stores, including eight in the third quarter and the remainder in the fourth quarter. We also plan to remodel approximately 10 to 12 stores in our exciting and successful award-winning new store format.”

“Additionally, our Direct Marketing business again turned in a strong performance, driven by the expanded circulation of the Brookstone catalog and the continued strong growth of our web site, www.brookstone.com. Our Gardeners Eden retail stores also recorded double-digit same-store sales increases during this period.”

Looking forward to the second half of the year, Mr. Anthony said. “We believe our strong results over the first and second quarters leave us well positioned for success for the back half of the year and particularly during the important Holiday selling season. In the next several months, we will introduce more than 100 new products across a variety of categories that we believe will resonate strongly with our customers.”

Brookstone, Inc. is a product development and specialty retail company that operates 277 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs titles — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.brookstone.com/ and http://www.gardenerseden.com.

Statements made available on this conference call and web cast which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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